EXHIBIT 77D

FOR RIVERSOURCE VARIABLE PORTFOLIO - DIVERSIFIED BOND FUND, RIVERSOURCE VARIABLE PORTFOLIO - GLOBAL BOND FUND, RIVERSOURCE VARIABLE PORTFOLIO - HIGH YIELD BOND FUND, RIVERSOURCE VARIABLE PORTFOLIO - SHORT DURATION U.S. GOVERNMENT FUND RIVERSOURCE VARIABLE PORTFOLIO - CORE BOND FUND, RIVERSOURCE VARIABLE PORTFOLIO - INCOME OPPORTUNITIES FUND RIVERSOURCE VARIABLE PORTFOLIO
- GLOBAL INFLATION PROTECTED SECURITIES FUND
At a Board meeting held on September 13-14, 2006, the non-fundamental investment policy that limits investments in securities of investment companies was eliminated.